Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Crawford & Company 1996 Employee Stock Purchase Plan of Crawford & Company of our reports dated March 5, 2010, with respect to the consolidated financial statements of Crawford & Company, and the effectiveness of internal control over financial reporting of Crawford & Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
November 4, 2010